	Filed Pursuant to 424(b)(5)
	Registration No. 333-182264
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum offering price	Amount of registration fee
Common Shares	$250,000,000	$28,650

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 21, 2012)

WASHINGTON REAL ESTATE INVESTMENT TRUST

Common Shares of Beneficial Interest

We have entered into a sales agency financing agreement with BNY Mellon Capital Markets, LLC, or BNYMCM, relating to our common shares of beneficial interest, par value $.01 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agency financing agreement, we may offer and sell up to $250,000,000 of our common shares from time to time through BNYMCM as our agent for the offer and sale of the shares. Sales of the shares will be made at market prices prevailing at the time of sale.
Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.
BNY Mellon Capital Markets, LLC will receive from us a commission at a mutually agreed rate not to exceed 1% of the gross sales price of all common shares sold through it as agent under the sales agency financing agreement. In connection with the sale of common shares on our behalf, BNYMCM may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of BNYMCM may be deemed to be underwriting commissions or discounts.
Our common shares are listed on the New York Stock Exchange under the symbol “WRE.” On June 21, 2012, the last reported sales price of our common shares on the New York Stock Exchange was $27.28 per share.

Investing in our common shares involves risks. See “Risk Factors” on page 1 of the accompanying prospectus and beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in the accompanying prospectus, and in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BNY MELLON CAPITAL MARKETS, LLC
The date of this prospectus supplement is June 22, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and BNYMCM has not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and BNYMCM is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
TABLE OF CONTENTS
Prospectus Supplement

Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated herein and therein by reference, before making an investment decision.
When used in this prospectus supplement or the accompanying prospectus, except where the context otherwise requires, the terms “we”, “our”, “us” and “WRIT” refer to Washington Real Estate Investment Trust and, where appropriate, its subsidiaries.
THE COMPANY
Washington Real Estate Investment Trust is a self-administered, self-managed, equity real estate investment trust, successor to a trust organized in 1960. Our business consists of the ownership and operation of income-producing real property in the greater Washington metro region. We own a diversified portfolio of office buildings, medical office buildings, multifamily buildings and retail centers. Our principal objective is to invest in high quality properties in prime locations, then proactively manage, lease and direct ongoing capital improvement programs to improve their economic performance. On the date of this prospectus supplement, we owned 72 properties, consisting of 27 office buildings (including one purchased on June 21, 2012), 18 medical office buildings, 16 retail shopping centers and 11 multifamily buildings.
Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. Our telephone number there is (301) 984-9400. We maintain a website at www.writ.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of our common shares under the sales agency financing agreement for general business purposes, including, without limitation, working capital, the acquisition, renovation, expansion, improvement, development or redevelopment of income-producing properties or the repayment of debt. As of June 21, 2012, borrowings under our lines of credit bore interest at a weighted average rate of 1.08% per annum and totaled $204 million. The lines of credit have maturity dates between June 2012 and July 2016.
The Bank of New York Mellon, an affiliate of BNY Mellon Capital Markets, LLC, holds a commitment under our $400 million revolving credit facility, dated May 17, 2012, and may receive a portion of amounts to be repaid under this credit facility from the proceeds of offerings pursuant to the sales agency financing agreement, through the repayment of those borrowings.
PLAN OF DISTRIBUTION
We have entered into a sales agency financing agreement, dated as of June 22, 2012, with BNY Mellon Capital Markets, LLC, or BNYMCM, under which we may issue and sell up to $250,000,000 of our common shares from time to time through BNYMCM, as our agent for the offer and sale of the shares, from time to time during the term of the sales agency financing agreement. The agreement replaces the similar sales agency financing agreement, dated as of November 12, 2009 previously entered into by WRIT and BNYMCM.
The sales, if any, of the common shares under this sales agency financing agreement will be made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, including sales made directly on the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker or through an electronic communications network. In addition, our common shares may be offered and sold by such other methods, including privately negotiated transactions, as we and BNYMCM agree to in writing.

From time to time during the term of the sales agency financing agreement, we may deliver an issuance notice to BNYMCM specifying the length of the selling period (not to exceed 20 trading days), the amount of common shares to be sold

(the aggregate sales price of such shares not to exceed $50,000,000 during any selling period without BNYMCM's prior written consent) and the minimum price below which sales may not be made.
Upon receipt of an issuance notice from us, and subject to the terms and conditions of the sales agency financing agreement, BNYMCM has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares on such terms. We or BNYMCM may suspend the offering of our common shares at any time upon proper notice to the other, upon which the selling period will immediately terminate. Settlement for sales of our common shares will occur on the later of: (i) the third trading day immediately following the last day of the selling period and (ii) the third trading day following the date on which any sales were made. The obligation of BNYMCM under the sales agency financing agreement to sell shares pursuant to any issuance notice is subject to a number of conditions, which BNYMCM reserves the right to waive in its sole discretion.
We will pay BNYMCM a commission at a mutually agreed rate not to exceed 1% of the gross sales price of all shares sold through it as agent under the sales agency financing agreement. We have also agreed to reimburse BNYMCM for its reasonable documented out-of-pocket expenses, including fees and expenses of counsel (initial amount not to exceed $60,000 and continuing due diligence in an amount not to exceed $15,000 per fiscal quarter), in connection with the sales agency financing agreement.
We will deliver to the New York Stock Exchange copies of this prospectus supplement pursuant to the rules of the exchange. We will report at least quarterly the number of our common shares sold through BNYMCM, as agent, in at-the-market offerings, the net proceeds to us and the compensation paid by us to BNYMCM in connection with such sales of our common shares.
Sales of our common shares as contemplated by this prospectus supplement will be settled through the facilities of the Depository Trust Company or by such other means as we and BNYMCM may agree upon.
In connection with the sale of our common shares hereunder, BNYMCM may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation paid to BNYMCM may be deemed to be underwriting commissions or discounts. We have agreed to indemnify BNYMCM against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that BNYMCM may be required to make because of those liabilities.
The offering of our common shares pursuant to the sales agency financing agreement will terminate upon the earlier of (1) the sale of all of our common shares subject to the sales agency financing agreement, (2) the third anniversary of the date of the sales agency financing agreement and (3) termination of the sales agency financing agreement by either BNYMCM or us. The sales agency financing agreement may be terminated by BNYMCM or us at any time upon 10 days notice, and by BNYMCM in certain circumstances, including certain bankruptcy events relating to us or any material subsidiary, our failure to maintain a listing of our common shares on the New York Stock Exchange or the occurrence of a material adverse effect on our company.
We have agreed not to directly or indirectly sell, offer to sell, contract to sell, grant any option to sell or otherwise dispose of, our common shares or securities convertible into or exchangeable for our common shares, warrants or any rights to purchase or acquire our common shares for a period beginning on the fifth trading day prior to the delivery of any issuance notice to BNYMCM and ending on the fifth trading day following the settlement date for our common shares sold pursuant to the applicable issuance notice, without the prior written consent of BNYMCM. This consent may be given at any time without public notice. The restriction described in this paragraph does not apply to sales of:

•	common shares we offer or sell pursuant to the sales agency financing agreement;

•	common shares we issue in connection with acquisitions;

•	common shares we issue upon conversion of convertible securities, or the exercise of warrants, options or other rights; or

•
common shares and options to purchase shares we issue, in either case, pursuant to any employee or director stock option or benefit plan, stock purchase or ownership plan or dividend reinvestment plan.

In the ordinary course of business, BNYMCM and/or its affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. The Bank of New York Mellon, an affiliate of BNY Mellon Capital Markets, LLC, holds a commitment under our $400 million revolving credit facility, dated May 17, 2012, and may receive a portion of amounts to be repaid under this credit facility from the proceeds of offerings pursuant to the sales agency financing agreement. See “Use of Proceeds.”

LEGAL MATTERS
Arent Fox LLP will pass upon the legality of our common shares offered by this prospectus supplement. Certain legal matters will be passed upon for the agent by Hogan Lovells US LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

The statement of revenues and certain operating expenses of 1140 Connecticut Avenue, Braddock Metro Center and John Marshall II for the year ended December 31, 2010 were audited by Baker Tilly Virchow Krause, LLP, independent accountants, as stated in their reports dated November 21, 2011, which are incorporated by reference in this prospectus and elsewhere in the registration statement. The statements of revenues and certain operating expenses are incorporated by reference in reliance on Baker Tilly Virchow Krause, LLP’s reports, given on their authority of that firm as experts in accounting and auditing.

PROSPECTUS
WASHINGTON REAL ESTATE INVESTMENT TRUST
6110 EXECUTIVE BOULEVARD, SUITE 800
ROCKVILLE, MARYLAND 20852
(301) 984-9400
COMMON SHARES
PREFERRED SHARES
COMMON SHARE WARRANTS
DEBT SECURITIES
Washington Real Estate Investment Trust may offer from time to time its

•	common shares of beneficial interest,

•	preferred shares of beneficial interest,

•	warrants to purchase common shares, and

•	unsecured senior or subordinated debt securities.
We may sell the offered securities in one or more ways: directly, through agents we designate from time to time or to or through underwriters or dealers. If we use any agents or underwriters in selling any of the offered securities, the prospectus supplement that we will provide will identify the agents and underwriters and describe any applicable purchase price, fee, commission or discount arrangement. See “Plan of Distribution” on page 20 of this prospectus.
Our common shares of beneficial interest are listed on the New York Stock Exchange under the symbol “WRE”. Where applicable, the prospectus supplement will contain information on any listing on a securities exchange of securities covered by that prospectus supplement.
Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 21, 2012.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR INCORPORATED BY REFERENCE IN THESE DOCUMENTS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF ANYONE PROVIDES YOU WITH DIFFERENT, INCONSISTENT OR UNAUTHORIZED INFORMATION OR REPRESENTATIONS, YOU MUST NOT RELY ON THEM. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE AN OFFER TO SELL ONLY THE SECURITIES OFFERED BY THESE DOCUMENTS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this process, we may sell the common shares, the preferred shares, the common share warrants and the debt securities described in this prospectus in one or more offerings. We may sell the offered securities in any combination-separately, together or as units with other offered securities-in one or more series or amounts and at prices and on other terms that we determine at the time of sale.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing information about the specific terms and method of the offering. The prospectus supplement may also add, update or change the information in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with additional information that we refer to under “Where You Can Find More Information,” before making an investment decision.
FORWARD-LOOKING STATEMENTS
This prospectus, the accompanying prospectus supplement and the documents that we incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements.
Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that any transactions and events described in documents incorporated by reference into this prospectus will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (a) the effect of the current credit and financial market conditions; (b) the availability and cost of capital; (c) fluctuations in interest rates; (d) the economic health of our tenants; (e) the timing and pricing of lease transactions; (f) the economic health of the greater Washington Metro region, or other markets we may enter; (g) the effects of changes in Federal government spending; (h) the supply of competing properties; (i) consumer confidence; (j) unemployment rates; (k) consumer tastes and preferences; (l) our future capital requirements; (m) inflation; (n) compliance with applicable laws, including those concerning the environment and access by persons with disabilities; (o) governmental or regulatory actions and initiatives; (p) changes in general economic and business conditions; (q) terrorist attacks or actions; (r) acts of war; (s) weather conditions; (t) the effects of changes in capital available to the technology and biotechnology sectors of the economy; and (u) other factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our future filings.
While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the “Risk Factors” section in our most recent Annual Report on Form 10-K, as updated by our future filings.
RISK FACTORS
You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K, as updated by our future filings. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus and the accompanying prospectus supplement before you decide to purchase our securities.
WASHINGTON REAL ESTATE INVESTMENT TRUST
Washington Real Estate Investment Trust is a self-administered, self-managed, equity real estate investment trust, successor to a trust organized in 1960. Our business consists of the ownership and operation of income-producing real property in the greater Washington metro region. We own a diversified portfolio of office buildings, medical office buildings, multifamily buildings and retail centers. Our principal objective is to invest in high quality properties in prime locations, then proactively manage, lease and direct ongoing capital improvement programs to improve their economic performance. On the date of this prospectus, we owned 72 properties, consisting of 27 office buildings (including one purchased on the date of this prospectus), 18 medical office buildings, 16 retail shopping centers and 11 multifamily buildings.
Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. Our telephone number there is (301) 984-9400. We maintain a website at www.writ.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus or the accompanying prospectus supplement.
USE OF PROCEEDS
Unless we state otherwise in our prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general business purposes, including, without limitation, working capital, the acquisition, renovation, expansion, improvement, development or redevelopment of income-producing properties or the repayment of debt. We expect that properties that we purchase in the future will be of the same general character as those we presently own. We may also use the net proceeds to acquire another REIT or other company that invests in income producing properties, although we do not have a specific plan to do so. Until we use the net proceeds for the purposes described above, we may invest them in short-term income producing investments, such as commercial paper, government securities or money market funds that invest in government securities and/or commercial paper.

RATIOS OF EARNINGS TO FIXED CHARGES
The following table sets forth WRIT's ratios of earnings to fixed charges for the periods shown:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Earnings to fixed charges	1.29x	1.12x	(a)	1.00x	1.11x	(b)	1.02x
(a) Due to our loss from continuing operations during the year ended December 31, 2011, the earnings to fixed charges ratio was less than 1:1. Additional earnings of $2.4 million were required to achieve a ratio of 1:1.

(b)
Due to our loss from continuing operations during the year ended December 31, 2008, the earnings to fixed charges ratio was less than 1:1. Additional earnings of $11.4 million were required to achieve a ratio of 1:1.

We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, including interest costs capitalized, and the amortized costs of debt issuance.
DESCRIPTION OF SHARES

The following is a summary of provisions of WRIT's shares of beneficial interest as of the date of this prospectus. This summary does not completely describe WRIT's shares of beneficial interest. For a complete description of WRIT's shares of beneficial interest, we refer you to WRIT's declaration of trust and bylaws, each of which is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

General

WRIT's declaration of trust provides that it is authorized to issue up to 110,000,000 shares of beneficial interest (which we refer to in this prospectus as shares) consisting of 100,000,000 common shares, par value $.01 per share, which are referred to in this prospectus as WRIT's “common shares,” and 10,000,000 preferred shares, par value $.01 per share, which are referred to in this prospectus as WRIT's “preferred shares.” As of June 19, 2012, there were 66,321,492 common shares outstanding and no preferred shares outstanding.

WRIT's declaration of trust generally may be amended by its board of trustees, without shareholder approval, to increase aggregate number of authorized common shares. The authorized common shares and undesignated preferred shares are generally available for future issuance without further action by WRIT's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which WRIT's securities may be listed or traded.

Maryland's statutory law governing real estate investment trusts formed under Maryland law and WRIT's declaration of trust and bylaws provide that none of its shareholders will be personally liable, by reason of status as a shareholder, for any of its obligations. WRIT's declaration of trust and bylaws further provide that it will indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of being or having been a shareholder, and that WRIT shall reimburse each shareholder for reasonable expenses in advance of final disposition of a proceeding to which the shareholder has been made a party by reason of such status.

WRIT's declaration of trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, its shareholders are entitled to vote only on the following matters:

•	election or removal of trustees;

•	amendment of the declaration of trust (other than an amendment to increase the number of authorized common shares);

•	WRIT's termination; and

•	WRIT's merger or consolidation with another entity, or the sale of all or substantially all of WRIT's property.

Except with respect to these matters, no action taken by WRIT's shareholders at any meeting binds the board of trustees.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees. The common shareholders vote as single class. In the future, WRIT may issue a series of preferred shares that votes together with the common shares as a single class. Subject to such preferential rights as may be granted by the WRIT board of trustees in future issuances of series of preferred shares, holders of common shares are entitled to such distributions as may be authorized from time to time by the WRIT board of trustees and declared by WRIT out of funds legally available therefor.

Holders of common shares have no conversion, exchange or redemption rights or preemptive rights to subscribe to any WRIT securities. All outstanding common shares are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of WRIT's affairs, subject to such preferential rights as may be granted by the board of trustees in future issuances of series of preferred shares, holders of common shares will be entitled to share ratably in any of WRIT's assets remaining after provision for payment of liabilities to creditors. All common shares have equal dividend, distribution, liquidation and other rights.

WRIT's common shares are listed on the New York Stock Exchange under the symbol “WRE.” The transfer agent and registrar for the common shares is currently Computershare Investor Services, Canton, Massachusetts.
Preferred shares
General. WRIT's declaration of trust authorizes the board of trustees, without further shareholder action, to issue 10,000,000 preferred shares with a par value of $.01 per share, in one or more series, with designations, preferences, conversions, rights and limitations as the board of trustees approves. As of the date of this prospectus, no preferred shares were issued and outstanding. The preferred shares, when issued, will be fully paid and nonassessable.
The rights, preferences, privileges and restrictions of any series of preferred shares will be fixed by articles supplementary relating to the series. We will describe the specific terms of the particular series of preferred shares in the prospectus supplement relating to that series, which terms will include:

(1)	the designation and par value of the preferred shares;

(2)	the voting rights, if any, of the preferred shares;

(3)	the number of preferred shares offered, the liquidation preference per preferred share and the offering price of the preferred shares;

(4)	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred shares;

(5)	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the preferred shares will cumulate;

(6)	the procedures for any auction and remarketing for the preferred shares, if applicable;

(7)	the provision for a sinking fund, if any, for the preferred shares;

(8)	the provision for, and any restriction on, redemption, if applicable, of the preferred shares;

(9)	the provision for, and any restriction on, repurchase, if applicable, of the preferred shares;

(10)	the terms and provisions, if any, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner or calculation) and conversion period;

(11)	the terms under which the rights of the preferred shares may be modified, if applicable;

(12)	the relative ranking and preferences of the preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

(13)
any limitation on issuance of any other series of preferred shares, including any series of preferred shares ranking senior to or on parity with the series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

(14)	any listing of the preferred shares on any securities exchange;

(15)	if appropriate, a discussion of any additional material U.S. federal income tax considerations applicable to the preferred shares;

(16)	information with respect to the transfer agent, paying agent and registrar for the preferred shares, and any book-entry procedures, if applicable;

(17)	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the preferred shares; and

(18)	any additional rights, preferences, privileges or restrictions of the preferred shares.
Transfer Agent and Registrar. WRIT will select the transfer agent, registrar and dividend reimbursement agent for a series of preferred shares, which will be described in the applicable prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of preferred shares have the right to vote on any matter.
Business Combination Provisions
As required by Maryland law, WRIT is governed by the special voting requirements of Title 3, Subtitle 6, of the Maryland Corporations and Associations Article, which we refer to as the Special Voting Article. The Special Voting Article establishes special requirements with respect to a business combination between an interested stockholder and a Maryland corporation unless exemptions are applicable. The Special Voting Article prohibits a merger and other specified or similar transactions between a Maryland corporation and an interested stockholder for a five-year period and requires a super majority vote for those transactions after the end of the five-year period. For the purposes of the Special Voting Article, a Maryland corporation includes a Maryland real estate investment trust. We refer to them collectively in this section as a Maryland company.
An interested stockholder is a person owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland company. Business combinations include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates.
Unless an exemption is available, a business combination may not be consummated between a Maryland company and an interested stockholder for a period of five years after the date on which the shareholder became an interested stockholder. After that five-year period, a business combination may not be consummated unless recommended by the board of the Maryland company and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. These provisions do not apply if the company's stockholders receive a minimum price, as defined in the Special Voting Article, for their shares and they receive the consideration in cash or in the same form as previously paid by the interested stockholder for its shares and if other conditions are met.
A business combination with an interested stockholder that is approved by the board of a Maryland company at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements or fair price provisions of the Special Voting Article. An amendment to a Maryland company's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3 % of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. The amendment will not be effective until 18 months after the vote of stockholders and does not apply to any business combination of a company with a stockholder who was an interested stockholder on the date of the stockholder vote.
The Special Voting Article may have the effect of discouraging unilateral tender offers or other takeover proposals, which some shareholders might consider in their interests or that might provide a substantial premium for their shares. The provision could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive shareholders of opportunities to sell their shares at a temporarily higher market price.
Restrictions on Ownership
For WRIT to qualify as a REIT under the Internal Revenue Code, its shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. For that reason, the declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of the aggregate number of our outstanding shares, referred to as the “Aggregate Share Ownership Limit.” In addition, the declaration of trust prohibits any person from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue Code, common shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate number of WRIT's outstanding common shares, referred to as the “Common Share Ownership Limit.” The Aggregate Share Ownership Limit and the Common Share Ownership Limit are referred to collectively as the “Ownership Limits.”
The declaration of trust further prohibits (a) any person from beneficially or constructively owning shares that would result in WRIT's being “closely held” under Section 856(h) of the Code or otherwise cause WRIT to fail to qualify as a REIT and (b) any person from transferring shares if such transfer would result in shares being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares that resulted in a transfer of shares to the charitable trust (as described below), is required to give notice immediately to WRIT and provide WRIT with such other information as we may request in order to determine the effect of such transfer, if any, on WRIT's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in WRIT's best interests to attempt to qualify, or to continue to qualify, as a REIT.
The board of trustees, in its sole discretion, may exempt a proposed transferee from the Ownership Limits, which transferee is referred to in this prospectus as an “Excepted Holder.” However, the board of trustees may not grant such an exemption to any person if such exemption would result in WRIT being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in WRIT's failing to qualify as a REIT. Also, in order to be considered by the board of trustees as an Excepted Holder, a person must not own, directly or indirectly, an interest in one of WRIT's tenants (or a tenant of any entity owned or controlled by WRIT) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. This restriction is designed to ensure that rents from a tenant will qualify as “rents from real property” in satisfying the gross income tests applicable to REITs under the Internal Revenue Code. The person seeking an exemption must represent to the satisfaction of the board of trustees that it will not violate the two foregoing restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the charitable trust. The board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.
Pursuant to the declaration of trust, if any transfer of shares would result in shares being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the other transfer or ownership limitations described above (a “Prohibited Owner”), then that number of shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole Share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the Business Day prior to the date of such violative transfer. Shares held in the charitable trust will be issued and outstanding shares. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust (the “Charitable Trustee”) will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the Charitable Trustee will be paid by the recipient of such dividend or other distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Charitable Trustee. Any dividend or other distribution so paid to the Charitable Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the Charitable Trustee will have the authority (at the Charitable Trustee's sole discretion) (i)

to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Charitable Trustee will not have the authority to rescind and recast such vote.
Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, the Charitable Trustee must sell the shares held in the charitable trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee must distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., a gift, devise or other such transaction), the Market Price of such shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the charitable trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then (i) such shares will be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Charitable Trustee upon demand.
In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date that we, or our designee, accepts such offer. We will have the right to accept such offer until the Charitable Trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee will distribute the net proceeds of the sale to the Prohibited Owner.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of shares within 30 days after the end of each taxable year is required to give written notice to us stating the name and address of such owner, the number of shares which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, each shareholder will, upon demand, be required to provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
The ownership limitations contained in the declaration of trust could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common shares or otherwise be in the best interest of WRIT's shareholders.
DESCRIPTION OF COMMON SHARE WARRANTS
WRIT may issue common share warrants for the purchase of common shares. WRIT may issue common share warrants independently or together with any other offered securities offered by any prospectus supplement. Common share warrants may be attached to or separate from the other offered securities. Each series of common share warrants will be issued under a separate warrant agreement to be entered into between WRIT and a warrant agent identified in the applicable prospectus supplement. The warrant agent will act solely as an agent of WRIT in connection with the common share warrants of a series and will not assume any obligation or relationship of agency or trust for any holders or beneficial owners of common share warrants.
The applicable prospectus supplement will describe the terms of the common share warrants, including, where applicable, the following:

(1)	the title of the common share warrants;

(2)	the aggregate number of the common share warrants;

(3)	the price or prices at which the common share warrants will be issued;

(4)	the designation, number and terms of the common shares purchasable upon exercise of the common share warrants;

(5)	the designation and terms of any other offered securities with which the common share warrants are issued and the number of such common share warrants issued with each offered security;

(6)	the date, if any, on and after which the common share warrants and the related common shares will be separately transferable;

(7)	the price at which the common shares purchasable upon exercise of the common share warrants may be purchased;

(8)	the date on which the right to exercise the common share warrants will commence and the date on which the right will expire;

(9)	the minimum and maximum amount of the common share warrants that may be exercised at any one time;

(10)	information with respect to any book-entry procedures;

(11)	a discussion of federal income tax considerations; and

(12)	any other material terms of the common share warrants, including terms, procedures and limitations relating to their exchange and exercise.
DESCRIPTION OF DEBT SECURITIES

General

WRIT will issue senior debt securities under a senior indenture dated as of August 1, 1996, as supplemented from time to time, between WRIT and The Bank of New York Mellon Trust Company, N.A., as senior indenture trustee, or pursuant to an additional indenture adopted by us in the future. WRIT will issue subordinated debt securities under a subordinated indenture between WRIT and a commercial bank we will select to act as subordinated indenture trustee. We use the term indenture trustee to refer to the senior indenture trustee or subordinated indenture trustee, as appropriate. We refer to the senior indenture and the subordinated indenture together as the indentures and individually as an indenture. The senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. The indentures will be available for inspection at the corporate trust offices of the senior indenture trustee and the subordinated indenture trustee and as described below under “Where You Can Find More Information.” The indentures are subject to and governed by the Trust Indenture Act of 1939.
We describe below some of the terms of the debt securities and some of the provisions of the indentures. We will describe in a prospectus supplement the specific terms of the debt securities and the extent to which the provisions described below apply. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of the indentures and the debt securities. We have included in this prospectus references to sections of the indentures to help you locate those provisions in the indentures.

Terms

The debt securities will be direct, unsecured obligations of WRIT. The senior debt securities will rank equally with all other unsecured and unsubordinated debt of WRIT. Payments on the subordinated debt securities will be subordinated to the prior payment in full of WRIT's senior debt, as described in this section under “Subordination.” Each indenture provides that WRIT may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or under authority granted by, a resolution of WRIT's board of trustees or as established in one or more supplemental indentures. WRIT may issue debt securities with terms different from those of debt securities previously issued. Debt securities of one series may be issued at different times and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. (Section 301 of each indenture).
More than one indenture trustee may be appointed under either indenture, with each indenture trustee acting as to one or more series of debt securities. Any indenture trustee may resign or be removed as to one or more series of debt securities, and a successor indenture trustee may be appointed to act regarding that series. (Section 608 of each indenture). If two or more persons are appointed as indenture trustee regarding different series of debt securities, each will act under the applicable indenture as an indenture trustee of a trust separate from the trust administered by any other indenture trustee. (Section 609 of each indenture). Except as otherwise indicated in this prospectus, an indenture trustee may act only with respect to the one or more series of debt securities for which it is indenture trustee under the applicable indenture.
The prospectus supplement relating to the series of debt securities being offered will contain information on the specific terms of the debt securities including:

(1)	the title of the debt securities and whether the debt securities are senior or subordinated;

(2)	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(3)	the percentage of the principal amount of the debt securities that will be issued and, if less than the entire principal amount will be issued

•	the portion of the principal amount payable upon declaration of acceleration of the maturity of the debt securities,

•	the portion of the principal amount of the debt securities that is convertible into common shares or preferred shares, or

•	the method by which any portion will be determined;

(4)
if the debt securities are convertible, in connection with preserving WRIT's status as a REIT, any applicable limitations on the ownership or transferability of the common shares or preferred shares into which the debt securities are convertible;

(5)	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable;

(6)	the interest rate or rates, which may be fixed or variable, of the debt securities, or the method by which the rate or rates will be determined, if the debt securities will bear interest;

(7)	the date or dates, or the method for determining the date or dates, from which interest will accrue;

(8)	the dates on which interest will be payable;

(9)	the record dates for interest payment dates, or the method by which the dates will be determined;

(10)	the persons to whom interest will be payable;

(11)	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(12)	the place or places where the principal of, any premium and interest on the debt securities will be payable;

(13)	the place where the debt securities may be surrendered for registration of transfer or exchange;

(14)	the place where notices to or demands upon WRIT relating to the debt securities and the applicable indenture may be delivered;

(15)
if WRIT has a redemption option, the times, prices, currencies, currency units or composite currencies and other terms and conditions upon which WRIT may redeem the debt securities, in whole or in part;

(16)
any obligation of WRIT to redeem, repay or purchase the debt securities under any sinking fund or similar provision or at the option of a holder of the debt securities, and the times, the prices, the currencies, currency units or composite currencies and other terms and conditions upon which WRIT will redeem, repay or purchase the debt securities, in whole or in part, under the obligation;

(17)
if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

(18)
whether the amount of payments of principal of, any premium or interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on currencies, currency units or composite currencies, and the manner by which the amounts will be determined;

(19)
whether the principal of, any premium or interest on the debt securities are to be payable, at the election of WRIT or a holder of the debt securities, in currencies, currency units or composite currencies other than that in which the debt securities are denominated or stated to be payable and

•	the times when the election may be made,

•	the terms and conditions upon which the election may be made,

•	the time and manner of determining the exchange rate between the currencies, currency units or composite currencies in which the debt securities are denominated or stated to be payable,

•	the identity of the exchange rate agent responsible for determining the exchange rate, and

•	the currencies, currency units or composite currencies in which the debt securities are to be payable;

(20)	any provisions granting special rights to the holders of the debt securities upon the occurrence of any specified events;

(21)
any deletions from, modifications of or additions to the events of default or covenants of WRIT relating to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants in the applicable indenture;

(22)	whether the debt securities will be issued in certificated or book-entry form;

(23)
whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than $1,000 or any integral multiple, and if in bearer form, the denominations and other terms and conditions;

(24)	whether the debt securities will be subject to the defeasance and covenant defeasance provisions described in this prospectus, and any modification of those provisions;

(25)
whether and under what circumstances WRIT will pay any additional amounts on the debt securities relating to any tax, assessment or governmental charge and, if so, whether WRIT will have the option to redeem the debt securities in lieu of making the payment; and

(26)	any other terms of the debt securities consistent with the provisions of the applicable indenture. (Section 301 of each indenture).
WRIT may issue debt securities at a discount below their principal amount. If that occurs, the debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to those debt securities as original issue discount securities. The applicable prospectus supplement will describe the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.
Except as described below under “Covenants” and as may be described in any prospectus supplement, the indentures will not contain any provisions

•	limiting WRIT's ability to incur indebtedness or

•	affording holders of debt securities protection in the event of a highly leveraged or similar transaction involving WRIT or in the event of a change in control of WRIT.

The applicable prospectus supplement will provide information regarding any deletions from, modifications of, or additions to the events of default or covenants of WRIT that are described below, including any addition of a covenant or other provision providing protection for risks similar to those referred to above.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000, and the debt securities of any series issued in bearer form will be issuable in denominations of $5,000. (Section 302 of each indenture).
Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of senior debt securities will be payable at the corporate trust office of the senior indenture trustee, which initially will be c/o The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, First Floor, New York, New York 10286. Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of subordinated debt securities will be payable at the corporate trust office of the subordinated indenture trustee. WRIT may instead pay interest on any series of debt securities by check mailed to the address of the person entitled to the payment as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002 of each indenture).

Any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder of the debt security on the applicable regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the indenture trustee. If that occurs, notice will be given to the holder of the debt security not less than 10 days prior to the special record date. Alternatively, defaulted interest may be paid at any time in any other lawful manner. (Section 307 of each indenture).
Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange at the corporate trust office of the applicable indenture trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be properly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but WRIT may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange. (Section 305 of each indenture). If WRIT designates a transfer agent, in addition to the applicable indenture trustee, regarding any series of debt securities, WRIT may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, but WRIT is required to maintain a transfer agent in each place of payment for each series of debt securities. WRIT may at any time designate additional transfer agents regarding any series of debt securities. (Section 1002 of each indenture).
Neither WRIT nor any indenture trustee will be required to:

•
issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the notice of redemption;

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•
issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion of the debt security not being repaid. (Section 305 of each indenture).

Merger, Consolidation or Sale

WRIT will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity if:

•
WRIT will be the continuing entity, or the successor entity formed by or resulting from any consolidation or merger with WRIT or receiving the transfer of assets from WRIT will expressly assume payment of the principal of, any premium and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in each indenture;

•
immediately after giving effect to the transaction, and treating any debt that becomes an obligation of WRIT or any subsidiary as a result of the transaction as having been incurred by WRIT or the subsidiary at the time of the transaction, no event of default under an indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, has occurred and is continuing; and

•	an officer's certificate and legal opinion covering these conditions are delivered to the indenture trustee. (Sections 801 and 803 of each indenture).

Covenants

In this part of the prospectus, we use several capitalized terms to refer to defined terms. We describe the definitions of those terms after the paragraph in which we use them for the first time. The senior indenture provides for the following covenants, which we may modify or delete upon the issuance of any series of senior debt securities:
Senior Indenture Limitations on Incurrence of Debt. The senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the incurrence of the additional Debt, the aggregate principal amount of all outstanding Debt of WRIT and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (GAAP) is greater than 65% of the sum of, without duplication:

•
WRIT's Total Assets as of the end of the calendar quarter covered in WRIT's annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC, or if these reports are not permitted to be filed under the Securities Exchange Act, with the indenture trustee, before the incurrence of the additional Debt; and

•
any increase in WRIT's Total Assets since the end of the last reported quarter including any increase in Total Assets resulting from the incurrence of the additional Debt. We refer to this increase together with WRIT's Total Assets as Adjusted Total Assets. (Section 1011 of the senior indenture).

“Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests of which is owned or controlled, directly or indirectly, by WRIT or by one or more other Subsidiaries of WRIT. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.
“Debt” of WRIT or any Subsidiary means any debt of WRIT or any Subsidiary, whether or not contingent, in connection with:

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments;

(2)	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by WRIT or any Subsidiary;

(3)
the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

(4)	the principal amount of all obligations of WRIT or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

(5)
any lease of property by WRIT or any Subsidiary as lessee that is reflected in WRIT's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of debt under clauses (1) through (3) above, that any of those items, other than letters of credit, would appear as a liability on WRIT's consolidated balance sheet in accordance with generally accepted accounting principles. This includes, to the extent not otherwise included, any obligation by WRIT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, debt of another person, other than WRIT or any Subsidiary.

“Disqualified Stock” means any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

•	matures or is mandatorily redeemable, under a sinking fund obligation or otherwise;

•	is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

•	is redeemable at the option of the holder, in whole or in part, in each case on or before the stated maturity of the series of debt securities.
“Capital Stock” means any capital stock, including preferred stock, shares, interests, participations or other ownership interests however designated and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase.
“Total Assets” as of any date means the sum of

•	for Stabilized Properties which are reflected as property on WRIT's consolidated balance sheet in accordance with GAAP, Capitalized Property Value,

•
for income producing properties which are reflected as property on WRIT's consolidated balance sheet in accordance with GAAP but do not constitute Stabilized Properties, undepreciated book value as determined in accordance with GAAP, and

•
for all other assets included on WRIT's consolidated balance sheet in accordance with GAAP, undepreciated book value determined in accordance with GAAP (excluding intangibles, accounts receivable and investments in unconsolidated limited partnerships, limited liability companies and other similar joint ventures); provided, however, that the amount that may be included in Total Assets as of any date pursuant to this third bullet shall in no event exceed 15% of Total Assets.

“Capitalized Property Value” as of any date means the aggregate sum of all Property EBITDA for each such property for the prior four quarters and capitalized at seven and one-half percent (7.5%).
“Property EBITDA” is defined as, for any period of time, without duplication, net earnings (loss), excluding net derivative gains (losses) and gains (losses) on dispositions of real estate, before deductions for WRIT and its Subsidiaries (including amounts reported in discontinued operations) for (i) interest expense (including prepayment penalties); (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by WRIT, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by WRIT; and (vi) minority interest. In each case for such period, amounts will be as reasonably determined by WRIT in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include WRIT's general and administrative expenses and other trust expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as determined in good faith by WRIT.
“Stabilized Property” means (i) with respect to an acquisition of an income producing property, a property becomes stabilized when WRIT or its Subsidiaries have owned the property for at least four (4) full quarters and (ii) with respect to new construction or redevelopment property, a property becomes stabilized four (4) full quarters after the earlier of (a) eighteen (18) months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least ninety-three percent (93%).

In addition to the limitations on the incurrence of Debt described above, the senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any Secured Debt, whether owned at the date of the senior indenture or subsequently acquired, if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the proceeds, the aggregate principal amount of all outstanding Secured Debt of WRIT and its Subsidiaries on a consolidated basis is greater than 40% of WRIT's Adjusted Total Assets. (Section 1011 of the senior indenture.) “Secured Debt” means any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of WRIT or any Subsidiary.
The senior indenture also provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended before the date on which the additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of that Debt and to the application of the proceeds from the incurrence of that Debt. The ratio is calculated assuming that:

•
the additional Debt and any other Debt incurred by WRIT and its Subsidiaries since the first day of the four-quarter period and the application of the proceeds, including to refinance other Debt, had occurred at the beginning of that period;

•
the repayment or retirement of any other Debt by WRIT and its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period, except that, in making this computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during the period;

•
in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the acquisition had occurred as of the first day of the period with the appropriate adjustments relating to the acquisition included in the pro forma calculation; and

•
in the case of any acquisition or disposition by WRIT or its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments relating to the acquisition or disposition included in the pro forma calculation. (Section 1011 of the senior indenture).

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of WRIT and its Subsidiaries

•	plus amounts that have been deducted for

(1)	interest on Debt of WRIT and its Subsidiaries,

(2)	provision for taxes of WRIT and its Subsidiaries based on income,

(3)	amortization of debt discount,

(4)	depreciation and amortization,

(5)	the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

(6)	amortization of deferred charges and

(7)	provision for or realized losses on properties,

•	less amounts which have been included for gains on disposition of properties.
“Consolidated Net Income” for any period means the amount of consolidated net income or loss of WRIT and its Subsidiaries for that period determined on a consolidated basis in accordance with generally accepted accounting principles.
“Annual Service Charge” as of any date means the maximum amount that is payable in any period for interest on, and original issue discount of, Debt of WRIT and its Subsidiaries.

“Acquired Debt” means Debt of a person

•	existing at the time the person becomes a Subsidiary or

•	assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Debt will be treated as incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

For purposes of the provisions limiting the incurrence of Debt, Debt is treated as incurred by WRIT or a Subsidiary whenever WRIT or a Subsidiary creates, assumes, guarantees or otherwise becomes liable on the Debt.
Maintenance of Total Unencumbered Assets. The senior indenture also provides that WRIT is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of WRIT's Unsecured Debt. (Section 1012 of the senior indenture).
“Total Unencumbered Assets” means the sum of

•	for Stabilized Properties which are reflected as property on WRIT's consolidated balance sheet in accordance with GAAP and are not subject to an Encumbrance, the Capitalized Property Value,

•
for income producing properties which are reflected as property on WRIT's consolidated balance sheet in accordance with GAAP but do not constitute Stabilized Properties and are not subject to an Encumbrance, undepreciated book value as determined in accordance with GAAP, and

•
for all other assets included on WRIT's consolidated balance sheet in accordance with GAAP and are not subject to an Encumbrance, undepreciated book value of such assets determined in accordance with GAAP (excluding intangibles, accounts receivable and investments in unconsolidated limited partnerships, limited liability companies and other similar joint ventures); provided, however, that the amount that may be included in Total Unencumbered Assets as of any date pursuant to this third bullet shall in no event exceed 15% of Total Unencumbered Assets.

“Encumbrance” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, statutory or other lien or preference, priority or other security agreement, except:

•
liens for taxes that (1) are not yet delinquent, (2) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets or (3) are being contested in good faith by all appropriate proceedings, if adequate reserves relating to the taxes are maintained on the books of WRIT or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principals;

•
carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other similar liens that (1) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets, (2) do not remain unsatisfied or undischarged for a period of more than 90 days or (3) are being contested in good faith by all appropriate proceedings;

•
pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

•
deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; and

•	easements, rights of way, restrictions, development orders, plats and other similar encumbrances.

The defined terms “Total Assets,” “Capitalized Property Value,” “Property EBITDA,” and “Stabilized Property” have the same meanings as set forth above in the section entitled “Senior Indenture Limitations on Incurrence of Debt.”
“Unsecured Debt” means Debt of WRIT or any Subsidiary that is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by WRIT or any of its Subsidiaries.
Existence. Except as described under the section below entitled “Merger, Consolidation or Sale,” WRIT will be required to do everything necessary to preserve and keep in full force and effect its existence, rights and franchises. But WRIT will not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business. (Section 1004 of each indenture).
Maintenance of Properties. To the extent WRIT believes it necessary for the proper conduct of business, WRIT will be required to keep all of its material properties used in the conduct of its business or the business of any Subsidiary in good condition, repair and working order and supplied with all necessary equipment and to make all necessary repairs and improvements of those properties. (Section 1005 of each indenture).
Insurance. WRIT will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service. (Section 1006 of each indenture).

Payment of Taxes and Other Claims. WRIT will be required to pay or discharge before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of WRIT or any Subsidiary, and (2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a material lien upon the property of WRIT or any Subsidiary. But WRIT will not be required to pay or discharge any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith. (Section 1007 of each indenture).
Provision of Financial Information. Whether or not WRIT is subject to Section 13 or 15(d) of the Securities Exchange Act, WRIT will be required, within 15 days of each of the dates by which WRIT would have been required to file annual reports, quarterly reports and other documents with the SEC if WRIT were subject to those sections, to

•
mail to all holders of debt securities, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections;

•
file with the applicable indenture trustee copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder. (Section 1008 of each indenture).
Additional Covenants. The prospectus supplement will describe any additional covenants of WRIT relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless otherwise specified in the applicable prospectus supplement, each of the following is an Event of Default with respect to any series of debt securities issued under either indenture:

(1)	default for 30 days in the payment of any installment of interest or any additional amount payable on any debt security of that series;

(2)	default in the payment of principal or any premium on any debt security of that series at its maturity;

(3)	default in making any sinking fund payment if required for any debt security of that series;

(4)
breach or default in the performance of any other covenant or warranty of WRIT contained in the indenture, other than a covenant added to the indenture solely for the benefit of another series of debt securities issued under the indenture, if the breach or default continues for 60 days after written notice as provided in the indenture;

(5)
default under any bond, debenture, note or other evidence of debt for money borrowed by WRIT-including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased-in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration having been rescinded;

(6)
default under any mortgage, indenture or instrument under which any debt may be issued or by which any debt may be secured or evidenced, for money borrowed by WRIT-including leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including debt or obligations for which recourse is limited to property purchased in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration have been rescinded;

(7)	specified events relating to bankruptcy, insolvency, reorganization, receivership or liquidation of WRIT or any Significant Subsidiary of WRIT; and

(8)	any other event of default under the terms of the debt securities of that series. (Section 501 of each indenture).
“Significant Subsidiary” means any Subsidiary that meets any of the following:

•
WRIT and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•
WRIT's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary exceeds 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•
WRIT and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of the income of WRIT and its Subsidiaries consolidated for the most recently completed fiscal year.

If an Event of Default occurs and continues under any indenture relating to debt securities of any series at the time outstanding, then the indenture trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium on, all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then only the portion of the principal amount as may be specified in the terms of those securities plus any premium on those securities may be declared due and payable. To declare an acceleration, an indenture trustee must provide written notice to WRIT. If the holders declare an acceleration, they must provide written notice to WRIT and to the indenture trustee.

At any time after a declaration of acceleration relating to debt securities of a series, or of all debt securities then outstanding under the applicable indenture, has been made, but before a judgment or decree for payment of the money due has been obtained by the indenture trustee, the holders of a majority in principal amount of outstanding debt securities of the series, or of all debt securities then outstanding under the applicable indenture, may rescind the declaration and its consequences if:

•
WRIT has deposited with the applicable indenture trustee all required payments of the principal of, any premium, interest, and any additional amounts, on the debt securities of the related series, or of all debt securities then outstanding under the applicable indenture, plus fees, expenses, disbursements and advances of the indenture trustee; and

•
all Events of Default, other than the non-payment of accelerated principal, or specified portion of the principal and any premium or interest, relating to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, have been cured or waived as provided in the applicable indenture. (Section 502 of each indenture).

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, may waive any past default relating to that series and its consequences, except a default (1) in the payment of the principal of or any premium, interest or additional amounts payable on any debt security of that series or (2) relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 513 of each indenture).
Each indenture trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. But the indenture trustee may withhold notice to the holders of any series of debt securities of any default relating to that series, except a default in the payment of the principal of, any premium, interest or additional amount payable on any debt security of that series or in the payment of any sinking fund installment relating to any security of that series, if specified responsible officers of the indenture trustee consider withholding notice to be in the interest of the holders of that series. (Section 601 of each indenture).
No holder of debt securities of any series may institute any proceeding, judicial or otherwise, relating to the indenture or for any remedy under the indenture, unless the indenture trustee fails to act within 60 days after it has received a written request to institute proceedings relating to a continuing Event of Default from the holders of 25% or more in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. (Section 507 of each indenture). But this provision does not prevent any holder of debt securities from instituting suit to enforce payment of the principal of and any premium, interest and additional amount payable on the debt securities on the due dates of those payments. (Section 508 of each indenture).
Subject to provisions in each indenture relating to the indenture trustee's duties if a default occurs, each indenture trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the indenture trustee reasonable security or indemnity. (Section 602 of each indenture). The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. But an indenture trustee may refuse to follow any direction that (1) is in conflict with any law or the indenture, (2) may involve the indenture trustee in personal liability or (3) may be unduly prejudicial to the holders of debt securities of that series not joining in the direction. (Section 512 of each indenture).

Within 120 days after the close of each fiscal year, WRIT will be required to deliver to each indenture trustee a certificate, signed by one of several specified officers of WRIT, stating whether that officer has knowledge of any default under the applicable indenture and, if so, specifying each known default and its nature and status. (Section 1009 of each indenture).

Modification of the Indentures

Each indenture may be modified or amended only with the consent of (i) the holders of a majority in principal amount of all outstanding debt securities affected by the modification or amendment and (ii) the holders of a majority in principal amount of all outstanding debt securities of each series affected by the modification or amendment. But no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

(1)	change the stated maturity of the principal of, any premium or any installment of principal of or interest payable on any debt security;

(2)	reduce the principal amount of, the rate or amount of interest on, any premium payable on redemption of, or additional amounts payable with respect to any debt security,

(3)
reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of any debt security or would be provable in bankruptcy or adversely affect any right of repayment of the holder of that debt security;

(4)	change the place or the currency for payment of principal of, any premium, interest or any additional amounts payable on any debt security;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(6)
reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with provisions of the indenture or specified defaults and consequences under the indenture or to reduce the quorum or voting requirements provided in the indenture; or

(7)
modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect the action or to provide that other provisions may not be modified or waived without the consent of the holder of each affected debt security. (Section 902 of each indenture).

The holders of a majority in principal amount of outstanding debt securities issued under either indenture may waive compliance by WRIT with specified covenants and conditions in the indenture. (Section 1013 of each indenture).
WRIT and the applicable indenture trustee may modify or amend each indenture without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to WRIT and the assumption by any successor of WRIT's covenants in the indenture and in the debt securities;

(2)	to add to the covenants of WRIT for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon WRIT in the applicable indenture;

(3)	to add Events of Default for the benefit of the holders of all or any series of debt securities;

(4)
to add or change any provision of the applicable indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5)
to change or eliminate any provision of the applicable indenture, but any change or elimination will become effective only when there are no debt securities outstanding of any series created before the change or elimination that are entitled to the benefit of that provision;

(6)	to secure the debt securities;

(7)	to establish the form or terms of debt securities of any series;

(8)	to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the applicable indenture by more than one indenture trustee;

(9)
to cure any ambiguity, defect or inconsistency in the applicable indenture, if that action will not adversely affect the interests of holders of debt securities of any series issued under that indenture in any material respect; or

(10)
to supplement any provision of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901 of each indenture).
Each indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities,

•
the principal amount of an original issue discount security that will be treated as outstanding will be the amount of the principal of that debt security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that debt security;

•
the principal amount of any debt security denominated in a foreign currency that will be treated as outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount or, in the case of original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the clause above;

•
the principal amount of an indexed security that will be treated as outstanding will be the principal face amount of that indexed security at original issuance, unless otherwise provided with respect to that indexed security under specified provisions of the indenture; and

•	debt securities owned by WRIT, any other obligor on the debt securities or any affiliate of WRIT or of that other obligor will be disregarded. (Section 101 of each indenture).
Each indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1501 of each indenture). A meeting may be called at any time by the applicable indenture trustee, and also, upon request, by WRIT or the holders of at least 10% in principal amount of the outstanding debt securities of that series, if notice is given as provided in the applicable indenture. (Section 1502 of each indenture).
Any resolution presented at a meeting or adjourned meeting properly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. But any resolution relating to any request or demand that may be made, notice or consent that may be given, or waiver or action that may be taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting properly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. The provisions described above in this paragraph do not apply to those situations where modifications or amendments of the applicable indenture require the consent of the holders of each debt security affected. (Section 1504 of each indenture).

Any resolution passed or decision taken at any meeting of holders of debt securities of any series properly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. But if any action is to be taken at the meeting relating to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum (Section 1504 of each indenture).
Despite the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series relating to any request, demand, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by that action, or of the holders of that series and one or more additional series:

•	no minimum quorum requirement will apply to the meeting, and

•
the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, notice, consent, waiver or other action will be taken into account in determining whether that request, demand, notice, consent, waiver or other action has been made, given or taken under the indenture. (Section 1504 of each indenture).

Subordination

Upon any distribution to creditors of WRIT in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all Senior Debt, which we define below. (Sections 1601 and 1602 of the subordinated indenture). But WRIT's obligation to make payment of the principal and interest on the subordinated debt securities will not otherwise be affected. (Section 1608 of the subordinated indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of the Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or WRIT receives notice of the default. (Section 1603 of the subordinated indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders of the subordinated debt have been applied to the payment of Senior Debt. (Section 1607 of the subordinated indenture). By reason of the subordination, if assets are distributed upon insolvency, some general creditors of WRIT may recover more, ratably, than holders of the subordinated debt securities.
“Senior Debt” as defined in the subordinated indenture means the principal of and interest on, or substantially similar payments to be made by WRIT regarding the following, whether outstanding at the date of execution of the subordinated indenture or subsequently incurred, created or assumed:

(1)	debt of WRIT for money borrowed or represented by purchase-money obligations;

(2)	debt of WRIT evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument;

(3)	obligations of WRIT as lessee under leases of property either made as part of any sale and leaseback transaction to which WRIT is a party or otherwise;

(4)	debt of partnerships and joint ventures that is included in WRIT's consolidated financial statements;

(5)
debt, obligations and liabilities of others as to which WRIT is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which WRIT has agreed to purchase or otherwise acquire; and

(6)	any binding commitment of WRIT to fund any real estate investment or to fund any investment in any entity making the real estate investment, in each case other than:

•
any debt, obligation or liability referred to in the preceding clauses as to which the instrument creating or evidencing the debt, obligation or liability, provides that the debt, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

•	any debt, obligation or liability that is subordinated to debt of WRIT, to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

•	the subordinated debt securities. (Section 101 of the subordinated indenture).
At March 31, 2012, Senior Debt aggregated approximately $767 million in principal amount. The subordinated indenture does not restrict the creation of additional Senior Debt. But the senior indenture contains limitations on WRIT's incurrence of indebtedness. See “Covenants-Senior Indenture Limitations on Incurrence of Debt.”

Discharge, Defeasance and Covenant Defeasance

Under each indenture, WRIT may discharge obligations to holders of any series of debt securities issued under the indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year. To do so WRIT must irrevocably deposit in trust with the applicable indenture trustee, funds in currencies, currency units or composite currencies in which those debt securities are payable in an amount sufficient to pay the entire debt on those debt securities including principal, any premium, interest and any additional amounts payable to the date of the deposit, if the debt securities have become due and payable, or, if they have not, to the stated maturity or redemption date. (Section 401 of each indenture).
Each indenture provides that, if specified provisions of the indenture are made applicable to the debt securities of or within any series, WRIT may elect either:

(1)	defeasance, which means WRIT elects to be discharged from any and all obligations relating to those debt securities, except for the obligations

•	to pay any additional amounts upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on those debt securities;

•	to register the transfer or exchange of those debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	to maintain an office or agency regarding those debt securities; and

•	to hold moneys for payment in trust (Section 1402 of each indenture); or

(2)	covenant defeasance, which means WRIT elects to be released from its obligations under specified covenants relating to those debt securities, which are the covenants described above under “Covenants” and, if provided under the indenture, its obligations relating to any other covenant. WRIT may omit to comply with those obligations and the omission will not constitute a default or an Event of Default as to those debt securities. (Section 1403 of each indenture).
To elect defeasance or covenant defeasance, WRIT must irrevocably deposit in trust with the applicable indenture trustee, an amount sufficient to pay the principal of, any premium and interest on those debt securities, and any mandatory sinking fund or similar payments, on the scheduled due dates. The amount deposited may be in currencies, currency units or composite currencies in which those debt securities are payable at stated maturity, or Government Obligations, which we define below, or both. But the scheduled payment of principal and interest on any Government Obligations deposited must be before the scheduled due date of the principal of, any premium and interest on the debt securities. (Section 1404 of each indenture).

“Government Obligations” means securities that are:

•
direct obligations of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable for the payment of which its full faith and credit is pledged; or

•
obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government if the obligations are not callable or redeemable at the option of the issuer. Those obligations may include a depository receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of the Government Obligation held by the custodian for the account of the holder of a depository receipt. But, except as required by law, the custodian must not be authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in regard to the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt. (Section 101 of each indenture).

A defeasance trust or covenant defeasance trust may be established only if WRIT has delivered to the applicable indenture trustee an opinion of counsel, as specified in each indenture, to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must also refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. (Section 1404 of each indenture).
Unless otherwise described in the applicable prospectus supplement, if after WRIT has deposited funds or Government Obligations or both to effect defeasance or covenant defeasance relating to debt securities of any series, (1) the holder of a debt security of the series is entitled to, and does, under specified provisions of the indenture or the terms of the debt security, elect to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made, or (2) a Conversion Event, which we define below, occurs in regard to the currency, currency unit or composite currency in which the deposit has been made, the debt represented by the debt security will be treated as fully discharged and satisfied through the payment of the principal of, any premium, and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. (Section 1405 of each indenture).
“Conversion Event” means the ceasing the use of:

•
a foreign currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European currency unit both within the European monetary system and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European currency unit for the purposes for which it was established. (Section 101 of each indenture).
Unless otherwise indicated in the applicable prospectus supplement, all payments of principal of, any premium, and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be in

U.S. dollars.

If WRIT effects covenant defeasance relating to any debt securities and the debt securities are declared due and payable because an Event of Default occurs, there is a risk that the amount in the currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the applicable indenture trustee, though sufficient to pay amounts due on the debt securities at the time of their stated maturity, may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Event of Default. But WRIT would remain liable to make payment of the amounts due at the time of acceleration.
The applicable prospectus supplement may further describe any provisions, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, relating to the debt securities of or within a particular series.

Conversion rights

If the debt securities are convertible into common shares or preferred shares, the applicable prospectus supplement will describe the terms and conditions of conversion. The terms will include:

•	whether the debt securities are convertible into common shares or preferred shares,

•	the conversion price or manner of calculation,

•	the conversion period,

•	whether conversion will be at the option of the holders or WRIT,

•	the events requiring an adjustment of the conversion price and

•	provisions affecting conversion in the event of the redemption of the debt securities.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The applicable prospectus supplement will describe the specific terms of the depositary arrangement relating to that series of debt securities.
PLAN OF DISTRIBUTION
We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.
The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale, such as an “at the market offering,” or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement.
If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval.
Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.
In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
Our common shares are listed on the New York Stock Exchange under the symbol “WRE.” Any new series of preferred shares or warrants will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes our taxation and the material federal income tax consequences associated with an investment in our securities.  The tax treatment of security holders will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold securities as a capital asset and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.  This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks and other financial institutions;

•	tax-exempt organizations (except to the limited extent discussed in "-Taxation of Tax-Exempt Holders of our Shares");

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold securities as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in "-Taxation of Non-U.S. Holders"); and

•	holders whose functional currency is not the U.S. dollar.

The statements in this section are based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, current and proposed regulations under the Code, published rulings and court decisions.  This summary describes the provisions of these sources of law only as they are currently in effect.  All of these sources of law may change at any time, and any change in the law may apply retroactively.  We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

This section is not a substitute for careful tax planning.  We urge you to consult your tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT.  Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences to you regarding the purchase, ownership and sale of our securities.  You should also consult with your tax advisor regarding the impact of potential changes in the applicable tax laws.

Taxation of WRIT as a REIT

WRIT has elected to be taxed as a REIT under the Internal Revenue Code. A REIT that meets specified qualifications is relieved of federal income taxes on ordinary income and capital gains distributed to shareholders. In the opinion of Arent Fox LLP, legal counsel for WRIT, since and including the taxable year ended December 31, 2006, WRIT has been organized and has operated in conformity with the requirements for qualification and taxation of WRIT as REIT under Code, and WRIT's current organization and present and proposed method of operation will permit WRIT to continue to so qualify. You should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court.  In providing its opinion, Arent Fox LLP is relying, as to certain factual matters, upon the statements and representations contained in certificates provided to Arent Fox LLP by us.

Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Code relating to qualification for REIT status.  Some of these requirements depend upon actual operating results, distribution levels, diversity of share ownership, asset composition, source of income and record keeping.  Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements.  Arent Fox LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis.  Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements.  For a discussion of the tax consequences of our failure to qualify as a REIT.  See "-Failure to Qualify as a REIT" below.

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex.  The following discussion sets forth only the material aspects of those sections.  This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders.  The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation.  Our distributions, however, will generally not be eligible for (i) the lower rate of tax applicable to dividends received by an individual from a "C corporation" (as defined below) or (ii) the corporate dividends received deduction.  Further, we will be subject to federal tax in the following circumstances:

•	First, we will have to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•
Third, if we have (a) net income from the sale or other disposition of "foreclosure property," as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•
Fourth, if we have net income from "prohibited transactions," as defined in the Code, we will have to pay a 100% tax on that income.  Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.  We do not intend to engage in prohibited transactions.  We cannot assure you, however, that we will only make sales that satisfy the requirements of the applicable safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under "-REIT Qualification," but our failure is due to reasonable cause and not due to willful neglect and we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•
Sixth, if we fail (due to reasonable cause and not due to willful neglect), in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we will likely be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.

•
Seventh, if we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

•
Eighth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods less excess distributions from prior periods, we would have to pay a 4% excise tax on the excess of that required dividend over the amounts actually distributed.

•
Ninth, if we acquire any appreciated asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset (provided the C corporation does not elect for the transaction to be currently taxable), and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the "built-in gain" (the excess of the fair market value of such property at the time we acquire it over our adjusted basis in the property at that time) at the highest regular corporate rate.  In general, a "C corporation" means a corporation that has to pay full corporate-level federal income tax.

•
Tenth, a 100% tax may be imposed on some items of income and expense that are directly or constructively earned or paid in a transaction between us and one of our taxable REIT subsidiaries (as defined under "-REIT Qualification") if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•
Eleventh, if we fail to comply with the requirement to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure was intentional, a $50,000 penalty.

REIT Qualification

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual dividend requirements.

Organizational Requirements.  The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•
during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to also include certain entities; and

•	which meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We believe that we have been organized, have operated and have issued sufficient shares to satisfy the conditions described in all seven bullet points set forth above.  In addition, our declaration of trust prohibits any transfer of our shares that would cause the 100 shareholder requirement to be violated, that would (unless exempted by our board of trustees) violate the

Ownership Limits, or that would result in a Prohibited Owner owning our shares and further provides that if any transfer of shares would result in a person becoming a Prohibited Owner, the number of shares that would cause such a result would be transferred to a trust for the exclusive benefit of the Charitable Beneficiary.  These provisions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points set forth above and in avoiding receipt of rents from related party tenants. (See-"Rents from Real Property," below.)  These powers pertaining to our shares are described earlier under the heading "DESCRIPTION OF SHARES -Restrictions on Ownership."

For purposes of determining share ownership under the sixth bullet point, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes.  An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth bullet point. However, if we were a "pension-held REIT," special rules would apply to the taxation of a qualified employee pension plan or profit sharing trust that held more than 10% (by value) of our equity interests with respect to dividends received or deemed received from us. See "-Taxation of Tax-Exempt Holders of our Shares."

A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT.  All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that does not join with the REIT in making a taxable REIT subsidiary election.  A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT.  Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes.  An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes.  In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.

If a REIT is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that capital share, subject to a special rule for determining whether we own more than 10% of the value of the securities of any one issuer (the "10% of value test"). See "-REIT Qualification-Asset Tests." For purposes of applying the 10% of value test, our allocable share of the assets of an entity that is treated as a partnership will be determined in accordance with our proportionate share of the equity interests and other securities issued by the partnership, other than certain securities specified in the Code.  In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.  In addition, actions taken by any entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership in which we own an interest, either directly or through one or more tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions.  Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of any entity that is either a disregarded entity (including a qualified REIT subsidiary) or a partnership for U.S. federal income tax purposes in which we maintain an interest.

Taxable REIT Subsidiaries.  A taxable REIT subsidiary, or a "TRS" is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary.  The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly.  In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS.  A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to federal income tax at regular corporate rates (maximum rate of 35%), and may also be subject to state and local taxation.  Any dividends paid or deemed paid by any one of our taxable REIT subsidiaries will also be subject to tax, either (i) to us if we do not pay the dividends received to our shareholders as dividends, or (ii) to our shareholders if we do pay out the dividends received to our shareholders.  Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the parent REIT's tenants that are not conducted on an arm's-length basis.  We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under "-Asset Tests" that generally precludes ownership of more than 10% (by vote or value) of any issuer's securities.  However, as noted below, in order for us to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which we have invested either directly or indirectly may not represent more than 20% (25% for taxable years beginning after July 30, 2008, as described under "-Recent Tax Law Changes") of the total value of our assets.

We expect that the aggregate value of all of our interests in taxable REIT subsidiaries has, to date, represented, and will in the future represent, less than 20% (or 25%, as applicable) of the total value of our assets; and we will, to the extent necessary, take actions necessary to satisfy the 20% (or 25%, as applicable) value limit.  We cannot, however, assure that we will always satisfy this value limit or that the IRS will agree with the value we assign to any TRS in which we own an interest.

A TRS is not permitted to directly or indirectly operate or manage a "lodging facility" or a "health care facility."  A "lodging facility" is defined as a "(I) hotel, (II) motel, or (III) other establishment more than one-half of the dwelling units in which are used on a transient basis." A "health care facility" is defined as a "hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility …, or other licensed facility which extends medical or nursing or ancillary services to patients". We do not own an interest in any TRS that operates or manages a lodging facility or health care facility.

We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly.  In particular, we might engage in activities through a TRS for providing services to tenants that are non-customary and services to unrelated parties that might produce income that does not qualify under the gross income tests described below.  We might also hold certain properties in a TRS if we determine such properties might not satisfy the REIT asset tests, might produce income that would not qualify for purposes of the REIT income tests, or might produce income from prohibited transactions, all as described below. We presently hold several assets through our TRSs, any income from which is subject to federal (and state) income tax. If the TRS disposes of such an asset at a gain in a taxable transaction, such gain will also be subject to federal (and state) income tax. Further, as noted above, if the TRS were to distribute such an asset to us in a tax-free distribution pursuant to which we took as our basis therein the basis that the TRS had, any "built-in gain" in the asset at that time would be subject to corporate income tax if we disposed of the asset in a taxable transaction within 10 years thereafter.

Gross Income Tests.  We must satisfy two gross income tests annually to maintain our qualification as a REIT.  First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income.  Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•
income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities or any combination of these.

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests.  The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•
First, the rent must not be based in whole or in part on the income or profits of any person.  Rent, however,    will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages: (a) are fixed at the time the leases are entered into, (b) are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and (c) conform with normal business practice.

More generally, the rent will not qualify as "rents from real property" if, considering the relevant lease and all of the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.  We set and accept, and intend to continue to set and accept, rents which are fixed dollar amounts (and fixed percentages of receipts or sales), and not to any extent by reference to any person's net income or profits, in compliance with the rules above.

•
Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant.  The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person.

We do not own any stock or any assets or net profits of any lessee directly nor constructively through a 10% or more shareholder.

•	Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease.

The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the "personal property ratio").  With respect to each of our leases, we believe that the personal property ratio generally is less than 15%.

•
Fourth, we cannot manage or operate our properties, or provide "impermissible services" to the tenants of a property if the income derived from the services exceeds 1% of our income from the property unless such services (1) are provided through an independent contractor who is adequately compensated and from whom we do not derive or receive any income and are customarily provided to tenants of properties of a similar class and in the same geographic market as our property (or, if not customarily provided, for which there is a separate charge therefor, and the independent contractor both receives and retains such charge and bears the cost of the service), or (2) are provided by a TRS. "Impermissible services" are services provided primarily for the tenants' convenience and are other than those "usually or customarily rendered" in connection with the rental of space for occupancy only. If we provide impermissible services other than through an independent contractor or TRS as described above, the income we will be considered to have derived therefrom for purposes of applying the 1% rule described above will not be less than 150% of the cost of providing such services. We do not intend to perform any impermissible services, other than through independent contractors or taxable REIT subsidiaries, or that otherwise would prevent us from satisfying the 75% and 95% gross income tests.

If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test.  If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status.  By contrast, in the following circumstances, none of the rent from a lease of property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish impermissible services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, and our income from the services exceeds 1% of our income from the related property.

Interest.  The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales.  Furthermore, in the case of a shared appreciation mortgage, any additional interest received on a sale of the secured property will be treated as gain from the sale of the secured property.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, and, with respect to prohibited transactions occurring after July 30, 2008, any foreign currency gain (as defined in Section 988(b)(1) of the Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Code) will be taken into account in determining the amount of income subject to the 100% penalty tax.  The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction.  In order to meet the safe harbor, among other things, (i) we must have held the property for at least 2 years (4 years for sales before July 31, 2008) (and, in the case of property which consists of land or improvements not acquired through foreclosure or lease termination, we must have held the property for 2 years (4 years for sales before July 31, 2008) for the production of rental income), (ii) we must not have made aggregate expenditures during the 2-year (4‑year, for sales before July 31, 2008) period preceding the date of sale which are includable in the basis of the property that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales (other than sales of foreclosure property or property involuntarily converted within the meaning of Section 1033 of the Code) or, alternatively, either the aggregate adjusted basis of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year or the aggregate fair market value of all the properties sold by us during the taxable year must not exceed 10% of the aggregate fair market value of all our assets as of the beginning of the taxable year and (if we made more than 7 property sales during the year) substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom we do not derive or receive any income. We may sell or otherwise dispose of some of our properties.  To the extent possible, we will attempt to comply with the terms of the safe harbor provisions. However, it is possible that not all sales or dispositions will qualify for the safe harbor.  In the absence of the safe harbor, whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances as they exist from time to time, including those related to a particular asset.  It is possible that the IRS may successfully characterize some or all of these sales of property as prohibited transactions.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on certain income from foreclosure property.  We do not own any foreclosure properties and do not expect to own any foreclosure properties in the future.  This would only change in the future if we were to make or acquire loans to third parties secured by real property or if, for example, we acquired manufacturing or similar operating property leased to the operating business and had to foreclose on the lease.

Hedging Transactions.  From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities.  Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts.  Income from certain hedging transactions, clearly identified as such, is not included in our gross income for purposes of the 95% gross income test (and for certain hedging transactions entered into after July 30, 2008, the 75% gross income test).  The hedging transactions that qualify for this treatment are transactions that hedge indebtedness incurred or to be incurred by us to acquire or carry real estate assets and, for transactions entered into after July 30, 2008, transactions primarily entered into to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% income tests.  Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income and which will be considered qualifying income for purposes of the gross income tests.  We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gains. The treatment of foreign currency transactions can be quite complex; and in The Housing and Economic Recovery Act of 2008, signed into law by President Bush on July 30, 2008, Congress enacted some specific rules regarding the treatment of some of such transactions by REITs. In general, if foreign currency gain is recognized after July 30, 2008 with respect to income that qualifies for purposes of the 75% gross income test, then such foreign currency gain will not constitute gross income for purposes of the 75% and 95% gross income tests.  If foreign currency gain is recognized after July 30, 2008 with respect to income that qualifies for purposes of the 95% gross income test, then such foreign currency gain will not constitute gross income for purposes of the 95% gross income test, but will generally be included in gross income and treated as nonqualifying income for purposes of the 75% gross income test, except to the extent that such foreign currency gain qualifies pursuant to the immediately preceding sentence.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws.  Those relief provisions generally will be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	we file a description of each item of our gross income in accordance with applicable Treasury Regulations.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions.  As discussed above in "-Taxation of WRIT as a REIT," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.  To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year:

•
First, at least 75% of the value of our total assets must consist of: (a) cash or cash items, including certain receivables, (b) government securities, (c) interests in real property, including leaseholds and options to acquire real property and leaseholds, (d) interests in mortgages on real property, (e) stock in other REITs, and (f) investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term;

•	Second, of our assets not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets;

•	Third, of our assets not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities;

•
Fourth, no more than 25% (20% for taxable years beginning before July 31, 2008, as described under "-Recent Tax Law Changes") of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries; and

•	Fifth, no more than 25% of the value of our total assets may consist of assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term "securities" does not include equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.  For purposes of the 10% value test, the term "securities" generally does not include debt securities issued by a partnership to the extent of our interest as a partner of the partnership or if at least 75% of the partnership's gross income (excluding income from prohibited transactions) is qualifying income for purposes of the 75% gross income test.  In addition, "straight debt"; loans to individuals or estates; obligations to pay rents from real property; rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); securities issued by other REITs; certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and certain other instruments are not treated as "securities" for purposes of the 10% value test.

Debt will meet the "straight debt" safe harbor if (1) neither we nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries in which we, directly or indirectly, own more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than 1% of the issuer's outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors. However, contingencies regarding time of payment of interest and the amount of interest owed are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i)  5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer's debt instruments held by our REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as "straight debt" solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Failure to Satisfy the Asset Tests.  We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests.  If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code.  These relief provisions generally will be available for failures of the 5% asset test and the 10% asset tests if the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered. If we fail other asset tests, or if we fail the 5% asset test or the 10% asset test by more than the amount specified in the previous sentence, these relief provisions will be available if the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with Treasury Regulations, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax for any tax year in which there is such a failure consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.  We may not qualify for the relief provisions in all circumstances.

Distribution Requirements.  Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gains, to our shareholders in an aggregate amount not less than: the sum of (a) 90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and (b) 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

We must pay such dividends in the taxable year to which they relate, by January 31 of the following year if declared during the last 3 months of such taxable year and payable to shareholders of record within that period, or in the following taxable year if we declare the dividend before we timely file our federal income tax return for the year and pay the dividend on or before the first regular dividend payment date after such declaration.

To the extent that we do not distribute all of our net capital gains or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gains corporate tax rates.  Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% nondeductible excise tax on the excess of the required dividend over the amounts actually distributed.

We may elect to retain and pay income tax on the net long-term capital gains we receive in a taxable year.  See "-Taxation of Taxable U.S. Holders of our Shares."  If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above.  We intend to make timely dividends sufficient to satisfy the annual dividend requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.  Further, it is possible that, from time to time, we may be allocated a share of net capital gains attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.  As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income.  In such a situation, we may need to borrow funds or issue additional common shares or pay dividends in the form of taxable share dividends.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirements for a year by paying "deficiency dividends" to our shareholders in a later year.  We may include such deficiency dividends in our deduction for dividends paid for the earlier year.  Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements.  We must maintain certain records in order to qualify as a REIT.  In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding common shares.  We have complied and intend to continue to comply with these requirements.

Accounting Period.  In order to elect to be taxed as a REIT, we must use a calendar year accounting period.  We have used and we intend to continue to use the calendar year as our accounting period for federal income tax purposes for each and every year we intend to operate as a REIT.

Failure to Qualify as a REIT.  If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences.  We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders.  We would not be required to make any distributions to shareholders, and any dividends to shareholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (which may be subject to tax at preferential rates to individual shareholders).  Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied.  Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.  We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Relief From Certain Failures of the REIT Qualification Provisions.  If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.  We may not qualify for this relief provision in all circumstances.

Taxation of Holders of our Shares

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized under the laws of U.S., any State thereof or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of shares.

Taxation of Taxable U.S. Holders of our Shares

As long as we qualify as a REIT, distributions made by us on our common or preferred shares out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to taxable U.S. holders of our shares as ordinary income.  Individuals receiving "qualified dividends" from domestic and certain qualifying foreign subchapter C corporations may be entitled to lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met.  However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for the lower rates on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the lower rates on dividends if paid by the corporation to its individual shareholders), including dividends from our TRS, (b) is equal to our REIT taxable income for the previous year (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year.  The lower rates will apply only to the extent we designate a distribution as qualified dividend income in a written notice to you.  Individual taxable U.S. holders should consult their own tax advisors to determine the impact of these provisions.  Dividends of this kind will not be eligible for the dividends received deduction in the case of taxable U.S. holders that are corporations.  Dividends made by us that we properly designate as capital gain dividends will be taxable to taxable U.S. holders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a taxable U.S. holders has held its common shares.  Thus, with certain limitations, capital gain dividends received by an individual taxable U.S. holder may be eligible for preferential rates of taxation.  Taxable U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

The 15% reduced maximum tax rate on "qualified dividends" and certain long-term capital gains, as described above, was provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 and was originally effective for taxable years ending on or after May 6, 2003 through December 31, 2008.  On May 17, 2006, President Bush signed the Tax Relief Extension Reconciliation Act of 2005, which extended this reduction until December 31, 2010.  On December 17, 2010, President Obama signed the Tax Relief, Unemployment Insurance Reauthorization and Jobs Creation Act of 2010, which extended this reduction until December 31, 2012. Without future legislative changes, the maximum long-term capital gains and qualified dividend rate discussed above will increase in 2013.

To the extent that we pay dividends, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these dividends will be treated first as a tax-free return of capital to each taxable U.S. holder.  Thus, these dividends will reduce the adjusted basis which the taxable U.S. holder has in our shares for tax purposes by the amount of the dividend, but not below zero.  Dividends in excess of a taxable U.S. holder's adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset.

Dividends authorized by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend in January of the following calendar year.  Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

We may elect to retain, rather than distribute, all or a portion of our net long-term capital gains and pay the tax on such gains.  If we make such an election, we will designate amounts as undistributed capital gains in respect of your shares or beneficial interests by written notice to you which we will mail out to you with our annual report or at any time within 60 days after December 31 of any year.  When we make such an election, taxable U.S. holders holding common shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our shareholders.  We may not designate amounts in excess of our undistributed net capital gain for the taxable year.  Each taxable U.S. holder required to include the designated amount in determining the holder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains.  Taxable U.S. holders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid.  Taxable U.S. holders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Dividends made by us and gain arising from a taxable U.S. holder's sale or exchange of our shares will not be treated as passive activity income.  As a result, taxable U.S. holders generally will not be able to apply any passive activity losses against that income or gain.

When a taxable U.S. holder sells or otherwise disposes of our shares, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder's adjusted basis in the shares for tax purposes.  This gain or loss will be capital gain or loss if the U.S. holder has held the shares as a capital asset.  The gain or loss will be long-term gain or loss if the U.S. holder has held the shares for more than one year.  Long-term capital gains of an individual taxable U.S. holder is generally taxed at preferential rates.  The highest marginal individual income tax rate is currently 35%.  The maximum tax rate on long-term capital gains applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2012.  The maximum tax rate on long-term capital gains applicable to individuals from the sale or exchange of "section 1250 property" (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were "section 1245 property" (i.e., generally, depreciable personal property).  We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate holders at a 15% or 25% rate.  The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses.  A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually.  A non-corporate taxpayer may carry unused capital losses forward indefinitely.  A corporate taxpayer must pay tax on its net capital gains at corporate ordinary-income rates.  A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.  In general, any loss recognized by a taxable U.S. holder when the holder sells or otherwise disposes of our shares that the holder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of dividends received by the holder from us which were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Holders of our Shares

Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity.  Provided that a tax-exempt holder is not one of the types of entity described in the next paragraph and has not held its shares as "debt financed property" within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from the shares will not be unrelated business taxable income to a tax-exempt shareholder.  Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt holder has held the shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

Income from an investment in our securities will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its securities.  Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these "set aside" and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."  A REIT is a "pension-held REIT" if:

•
it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•
either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income ("UBTI") to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income.  A de minimis exception applies where this percentage is less than 5% for any year.  We do not expect to be classified as a pension-held REIT, but this cannot be guaranteed. Because there are significant differences between the rules regarding when gross income will satisfy the 75% and 95% gross income tests for REITs and when gross income will result in UBTI, a qualified trust should consult its own tax advisors if it is considering acquiring more than 10% of our shares.

The rules described above in "-Taxation of Taxable U.S. Holders of our Shares" concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders will apply to tax-exempt entities.  Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Taxation of Non-U.S. Holders of our Shares

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex.  This section is only a summary of such rules.  We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common stock, including any reporting requirements.

Ordinary Dividends.  Dividends, other than dividends that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than dividends designated by us as capital gain dividends, will be treated as ordinary income to non-U.S. holders of our shares to the extent that they are made out of our current or accumulated earnings and profits.  A withholding tax equal to 30% of the gross amount of the dividend will ordinarily apply to dividends of this kind to non-U.S. holders, unless an applicable income tax treaty reduces that tax.  However, if income from an investment in our shares is treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. holder maintains in the U.S. (if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis), tax at graduated rates will generally apply to the non-U.S. holder in the same manner as U.S. holders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation.  We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. holder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate (ordinarily, IRS Form W-8 BEN) is filed with us or the appropriate withholding agent or (b) the non-U.S. holders files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the dividends are effectively connected with the non-U.S. holder's conduct of a U.S. trade or business.

Dividends to a non-U.S. holder of our shares that are designated by us at the time of dividend as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

Return of Capital.  Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. holder of our shares to the extent that they do not exceed the adjusted basis of the non-U.S. holder's shares.  Distributions of this kind will instead reduce the adjusted basis of the shares.  To the extent that distributions of this kind exceed the adjusted basis of a non-

U.S. holder's common shares, they will give rise to tax liability if the non-U.S. holder otherwise would have to pay tax on any gain from the sale or disposition of its common shares, as described below.  If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends.  Subject to some possible exceptions, distributions which exceed our current and accumulated earnings and profits are subject to a 10% withholding tax. However, because we may not be able to ascertain at the time that a distribution exceeds our current and accumulated earnings and profits, it is quite likely that we will withhold on such amounts just as we would withhold on a dividend as discussed above. The non-U.S. holder may seek a refund of these amounts from the IRS if it is subsequently determined that the amounts withheld exceeded the non-U.S. holder's tax liability, provided the required information is furnished to the IRS.

Capital Gain Dividends.  For any year in which we qualify as a REIT, dividends that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. holder of our shares under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA").  Under this statute, these dividends are taxed to a non-U.S. holder as if the gain were effectively connected with a U.S. business.  Thus, non-U.S. holders will be taxed on the dividends at the normal capital gain rates applicable to U.S. holders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-U.S. holders that are individuals.  Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to a treaty exemption or rate reduction. The above rules relating to distributions attributable to gains from our sales or exchanges of U.S. real property interests will not apply with respect to a non-U.S. holder that does not own more than 5% of our common shares at any time during the 1-year period ending on the date of the distribution, provided our common shares are "regularly traded" on an established securities market in the U.S.  Instead, they will be treated as ordinary dividend income. As a result, they will not be eligible for the reduced rate of taxation applicable to long-term capital gains. However, such distributions will not be subject to the branch profits tax in the hands of foreign corporate shareholders.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of common shares held by non-U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability its proportionate share of the tax treated as paid by it on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax treated as paid by it exceeds its actual United States federal income tax liability. Such capital gains retained by us may also trigger a 30% branch profits tax for foreign corporate shareholders not entitled to a treaty exemption or rate reduction.

We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that we could designate as a capital gains dividend.  However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. holder, withholding under FIRPTA does not apply to the distribution.  Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend.  The non-U.S. holder may credit the amount withheld against its U.S. tax liability.

Sale of Shares.  Gain recognized by a non-U.S. holder upon a sale or exchange of our shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period.  We believe that we will be a domestically controlled REIT, and, therefore, that taxation under FIRPTA generally will not apply to the sale of our shares. However, because our common shares are publicly traded (and we have not issued any preferred shares), no assurance can be given that we will qualify as a domestically controlled REIT at any time in the future.  Further, even if we are a "domestically-controlled REIT", certain "wash sale" rules may require non-U.S. holders to pay tax on the disposition of our shares if, by means of such "wash sale", they avoided receiving a distribution which would otherwise have been subject to FIRPTA.

If we are not a domestically controlled REIT, tax under FIRPTA also will not apply to a non-U.S. holder's sale of our common shares as long as our common shares are regularly traded on an established securities market and the selling non-U.S. holder did not own more than 5% of the class of common shares sold at any time during a specified period.  This period is generally the shorter of the period that the non-U.S. holder owned the common shares sold or the 5-year period ending on the date when the shareholder disposed of the common shares.  Under Treasury Regulations, a class of stock is considered to be "regularly traded" on an established securities market if a prescribed minimum percentage of such stock is traded on an established market during each calendar quarter and 100 or fewer persons (treating related persons as one person) do not own 50% or more thereof. Treasury Regulations also provide that stock will be considered to be "regularly traded" on a domestic established securities market for any calendar quarter for which it is regularly quoted by brokers or dealers making a market in it. It is not clear under the Treasury Regulations whether, in applying this alternative standard, the closely-held prohibition described in the second preceding sentence also applies.

Even if FIRPTA does not apply, however, gain from a sale of our shares will be taxable to a non-U.S. holder if investment in the common shares is treated as effectively connected with the non-U.S. holder's U.S. trade or business or is attributable to a permanent establishment that the non-U.S. holder maintains in the U.S. (if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holders to U.S. taxation on a net income basis).  In this case, the same treatment will apply to the non-U.S. holders as to U.S. holders with respect to the gain; and "effectively connected gain" realized by a corporate non-U.S. holder may be subject to a 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty.  In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year to which the gain is attributable.  In this case, a 30% tax will apply to the nonresident alien individual's capital gains.  A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

If tax under FIRPTA applies to the gain on the sale of our shares, the same treatment would apply to the non-U.S. holder as to U.S. holders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; and the purchaser would be required (subject to certain exceptions if our shares are regularly traded on an established securities market) to withhold and remit to the IRS 10% of the purchase price.

Taxation of Holders of our Debt Securities
For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a debt security that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized under the laws of U.S., any State thereof or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds debt securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding debt securities, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of debt securities.

Further, this discussion is of a general nature only. Our debt securities may have terms, such as conversion rights, adjustments to conversion ratios, provision for additional interest upon certain contingencies, or other features, that are not discussed herein and that may materially affect the U.S. federal income tax treatment of such debt security. You should carefully examine the applicable prospectus supplement or supplements and consult your own tax advisors with respect to debt securities with such features.

Taxation of Taxable U.S. Holders of our Debt Securities

Interest. The stated interest on debt securities generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

Original Issue Discount. U.S. holders that own debt securities issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. In that case, such holders generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, such holders generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute "qualified stated interest," as defined below. If we determine that a particular debt security will be an OID debt security, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

A debt security will generally be treated as issued with OID if it has an "issue price" that is less than the "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") and if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

If a U.S. holder owns a debt security issued with "de minimis" OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, such holder generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that is included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the holder's option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. Persons who are considering the purchase of OID debt securities with those features should carefully examine the applicable prospectus supplement or supplements and should consult their own tax advisors with respect to those features since the tax consequences to them with respect to OID will depend, in part, on the particular terms and features of the debt securities.

U.S. holders that own OID debt securities with a maturity upon issuance of more than one year generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that U.S. holders must include in income if they are the initial U.S. holder of an OID debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which they held that debt security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•
the debt security's "adjusted issue price" at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, U.S. holders will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. Persons who are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts should carefully examine the prospectus supplement or supplements relating to those debt securities, and should consult their own tax advisors regarding the United States federal income tax consequences to them of holding and disposing of those debt securities.

U.S. holders may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. This election must be made for the taxable year in which the debt security was acquired, and may not be revoked without the consent of the IRS. Interested persons should consult with their own tax advisors about this election.

Market Discount. If debt securities, other than OID debt securities, are purchased for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, for an amount that is less than their adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes unless that difference is less than a specified de minimis amount. Under the market discount rules, any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the debt securities must be treated as ordinary income to the extent of the market discount that the holder has not previously included in income and is treated as having accrued on the debt securities at the time of their payment or disposition. In addition, U.S. holders may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt securities. U.S. holders may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. U.S. holders should consult their own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt securities, unless the U.S. holder elects to accrue on a constant interest method. U.S. holders may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount in income currently, once made, applies to all market discount obligations acquired by the taxpayer on or after the first day of the first taxable year to which your election applies and may not be revoked without the consent of the IRS. Interested persons should consult their own tax advisors before making this election.

Acquisition Premium and Amortizable Bond Premium. If OID debt securities are purchased by a U.S. holder for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, those debt securities will be considered to have been purchased at an "acquisition premium." Under the acquisition premium rules, the amount of OID that a U.S. holder must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If debt securities (including OID debt securities) are purchased by a U.S. holder for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, those debt securities will be considered to have been purchased at a "bond premium" and, if they are OID debt securities, the U.S. holder will not be required to include any OID in income. The U.S. holder generally may elect to amortize the bond premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under its regular accounting method. In the case of debt securities that provide for alternative payment schedules, bond premium is calculated by assuming that (a) the holder will exercise or not exercise options in a manner that maximizes its yield, and (b) we will exercise or not exercise options in a manner that minimizes the holder's yield (except that we will be assumed to exercise call options in a manner that maximizes the holder's yield). If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the U.S. Holder's "adjusted acquisition price," which is an amount equal to the U.S. Holder's basis in the debt instrument (as determined under the applicable Treasury Regulations), less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than payments of qualified stated interest). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.

If no election is made to amortize bond premium, that premium will decrease the gain or increase the loss that would otherwise be recognized on disposition of the debt security. An election to amortize bond premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the taxpayer on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. Interested persons should consult their own tax advisors before making this election.

In general, if a U.S. holder elects to amortize bond premium, it does so by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to the applicable Treasury Regulations. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the U.S. holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. holder's total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such U.S. holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Sale, Exchange and Retirement of Debt Securities. A U.S. holder of debt securities will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of such debt securities in an amount equal to the difference between:

•
the amount of cash and the fair market value of other property received in exchange for such debt securities, other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income; and

•	the U.S. Holder's adjusted basis of the debt securities.

The adjusted basis of the debt securities will, in general, be the U.S. holder's cost for the debt securities, increased by OID and any accrued market discount previously included in income and reduced by any amortizable bond premium previously allowable as a deduction and any cash payments on the debt securities other than qualified stated interest. Subject to the rules regarding market discount, acquisition premium and amortizable bond premium discussed above, any gain in excess of accrued interest not previously included in income by the holder or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if debt securities has been held by the U.S. holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders of our Debt Securities

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to a non-U.S. holder of debt securities. The rules governing the U.S. federal income taxation of a non-U.S. holder of debt securities are complex and no attempt will be made herein to provide more than a general summary of such rules. Non-U.S. holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.

Interest. Noncontingent interest (including accrued OID) paid to a non-U.S. holder of debt securities will, under the "portfolio interest exception," generally not be subject to United States federal withholding tax provided that:

•	interest paid on debt securities is not effectively connected with a non-U.S. holder's conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the voting power of our voting shares, within the meaning of Section 871(h)(3) of the Code; and

•	the Non-U.S. Holder is not

•	a controlled foreign corporation that is related to us through share ownership, or

•	a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In order for a Non-U.S. Holder that is an individual or corporation (or entity treated as such for U.S. federal income tax purposes) to qualify for the portfolio interest exemption from taxation on noncontingent interest, the "withholding agent" (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN) from the individual or corporation that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is not a U.S. holder and (iii) provides the beneficial owner's name and address. Certain securities clearing organizations and other entities that are not beneficial owners may provide a signed statement accompanied by a copy of the beneficial owner's IRS Form W-8BEN to the withholding agent. An IRS Form W-8BEN is generally effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances renders any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least one payment annually to the beneficial owner. The beneficial owner must inform the withholding agent within 30 days of such change and furnish a new IRS Form W-8BEN. A non-U.S. holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

A payment of interest (including OID) to a non-U.S. holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-U.S. holder will generally be subject to tax in the same manner as a U.S. holder with respect to payments of interest (including OID) if such payments are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States or is attributable to a United States permanent establishment maintained by the non-U.S. Holder (if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis). In some circumstances, such effectively connected income received by a non-U.S. holder which is a corporation may be subject to an additional "branch profits tax" at a 30% base rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8ECI, or a suitable substitute form, as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the non-U.S. holder.

Non-U.S. holders are urged to consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale or Retirement of Debt Securities. A Non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on gain (other than interest) realized on the sale, exchange or redemption of debt securities unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption, and certain other conditions are met; or

•
the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

Except to the extent that an applicable tax treaty provides otherwise, a non-U.S. holder will generally be subject to tax in the same manner as a U.S. holder with respect to gain realized on the sale, exchange or redemption of debt securities if such gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-U.S. holder. In certain circumstances, a non-U.S. holder that is a corporation will be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate on such income.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain taxable U.S. holders of our shares and debt securities who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest on our debt securities and their dividends on our common or preferred shares and net gains from their taxable disposition of our debt securities or our common or preferred shares. Taxable U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our debt securities or our common or preferred shares.

Information Reporting Requirements and Backup Withholding

U.S. Holders

We will report to U.S. holders of our debt securities and shares and to the Internal Revenue Service the amount of interest or dividends we pay during each calendar year and the amount of tax we withhold, if any.  A holder may be subject to backup withholding at a rate of 28% with respect to interest or dividends unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service.  Any amount paid as backup withholding will be creditable against the holder's income tax liability.  In addition, we may be required to withhold a portion of capital gain dividends to any U.S. holders who fail to certify their non-foreign status to us.

Non-U.S. Holders

Non-U.S. holders of our shares or debt securities are generally exempt from backup withholding and information reporting requirements with respect to:

•	payment of dividends and interest (including accrued OID); and

•
the payment of the proceeds from the sale of common shares or debt securities effected at a U.S. office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, provided neither we nor the holder's broker has actual knowledge or reason to know that the holder is a U.S. person and the holder has furnished to the payor or broker: (a) a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that it is a non-U.S. person, or (b) other documentation upon which we may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury Regulations, or (c) the holder otherwise establishes an exemption.

Payment of the proceeds from the sale of common shares or debt securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding.  However, a sale of common shares or debt securities that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.;

•	the payment of proceeds or the confirmation of the sale is mailed to the holder at a U.S. address; or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establishes an exemption.

In addition, a sale of common shares or debt securities will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period;

•
a foreign partnership, if at any time during its tax year: (a) one or more of its partners are "U.S. persons," as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a U.S. trade or business; or

•	a U.S. branch of a foreign bank or insurance company,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establishes an exemption.  Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a U.S. person.  The holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the holder's income tax liability by filing a refund claim with the Internal Revenue Service.

Information Reporting and Withholding on Foreign Financial Accounts

On February 8, 2012, the Treasury Department issued proposed regulations relating to the Foreign Account Tax Compliance Act, or “FATCA,” which was enacted in March of 2010. As a general matter, under the proposed regulations, for payments made after December 31, 2013, certain foreign financial institutions and non-financial foreign entities will be subject to a 30% U.S. federal withholding tax on interest on our debt securities and dividends on our common or preferred shares unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity, or (iii) the foreign entity is otherwise excepted under FATCA. In addition, if such disclosure requirements are not satisfied, under the proposed regulations, withholding on gross proceeds from the sale or other disposition of our debt securities and our common or preferred shares by such foreign financial institutions and non-financial foreign entities will generally begin for sales or other dispositions after December 31, 2014. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the possible implications of these withholding provisions on the acquisition, ownership and disposition of our debt securities or our common or preferred shares.

Notwithstanding the foregoing, the proposed regulations will not be effective until issued in final form. There can be no assurance either as to when final regulations relating to FATCA will be issued or as to the particular form that those final regulations might take. If withholding is required under FATCA on a payment related to our debt securities or our common or preferred shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

State and Local Taxes

We and/or our securityholders may be subject to taxation by various states and localities, including those in which we or a holder transacts business, owns property or resides.  The state and local tax treatment may differ from the federal income tax treatment described above.  Consequently, holders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.
LEGAL OPINIONS
The validity of the offered securities and certain tax matters are being passed upon for WRIT by Arent Fox LLP, Washington, D.C. The validity of the offered securities and certain tax matters will be passed upon for any underwriters by the counsel named in the applicable prospectus supplement.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.
The statement of revenues and certain operating expenses of 1140 Connecticut Avenue, Braddock Metro Center and John Marshall II for the year ended December 31, 2010 were audited by Baker Tilly Virchow Krause, LLP, independent accountants, as stated in their reports dated November 21, 2011, which are incorporated by reference.  The statements of revenues and certain operating expenses are incorporated by reference in reliance on Baker Tilly Virchow Krause, LLP's reports, given on their authority as experts in accounting and auditing.
CERTAIN PROSPECTIVE CHANGES TO CONSOLIDATED STATEMENTS OF INCOME

In June 2012, we identified certain immaterial classification errors in our Consolidated Statements of Income and have determined that in our future periodic reports we will correct these reclassification errors by including within the subtotal “real estate operating income” impairment charges and acquisition costs, which had previously been included in “other income (expense)” and which totaled $18.1 million, $1.2 million, $0.8 million, $54 thousand and $1.6 million for the years ended December 31, 2011, 2010 and 2009 and for the three months ended March 31, 2012 and 2011, respectively. These reclassifications will decrease “real estate operating income” and will increase “other income (expense)” by an equal and offsetting amount. As a result, these reclassifications will not change income from continuing operations, net income, cash flows or any other operating measure for the periods affected.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-(800) SEC-0330 for further information on the operating rules and procedures for the public reference room.
Because our common shares are listed on the New York Stock Exchange, you also may read our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
We have filed with the SEC a registration statement relating to the offered securities on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information in the registration statement. We have omitted parts of it in accordance with the SEC's rules and regulations. For further information, you should refer to the registration statement including its exhibits and amendments.
The SEC permits us to incorporate by reference in this prospectus some information that is contained in other documents we file with the SEC. This means that we may disclose important information by referring you to other documents that contain the information, including documents that we file after the date of this prospectus. The information that is incorporated by reference is considered to be part of this prospectus.
We incorporate by reference the documents listed below:

1.	Our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012;

2.	Our definitive proxy statement filed with the SEC on April 3, 2012;

3.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 7, 2012;

4.	Our current reports on Form 8-K filed with the SEC on September 15, 2011(as amended on Form 8-K/A filed on November 23, 2011), February 17, 2012, May 18, 2012 and May 29, 2012;

5.	Our Form 8-A, filed with the SEC on December 4, 1998; and

6.
Each document that we file after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and prior to the time that we sell all the securities offered under this prospectus as supplemented.

Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.
You may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. Please direct your request to:
Investor Relations, Washington REIT, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, (301) 984-9400.
We maintain a website at www.writ.com. Statements made in our website are not part of this prospectus.